Exhibit 10.9

NEXXUS LIGHTING, INC.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina 28262

June 26, 2008

Zdenko Grajcar

Carey Burkett

in care of Lumificient Corporation

8752 Monticello Lane N

Maple Grove, Minnesota 55369

Dear Shareholders:

Reference is made to the Stock Purchase Agreement dated as of April 30, 2008 (the “Stock Purchase Agreement”) by and among Lumificient Corporation, a Minnesota corporation (the “Company”), the shareholders of the Company listed on Schedule I thereto (the “Shareholders”) and Nexxus Lighting, Inc., a Delaware corporation (the “Purchaser”). Among other things, under the terms of the Stock Purchase Agreement, the Shareholders received total cash consideration of $1.1 million (subject to a $200,000 indemnity Holdback Amount), an aggregate of 475,000 shares of the Purchaser’s Common Stock and, based upon certain future earn-out formulations (“Earn-out Payments”), may receive up to an aggregate of 1,725,000 additional shares of the Purchaser’s Common Stock. Capitalized terms used in this letter and not defined shall have the same meanings ascribed to such terms in the Stock Purchase Agreement.

This letter, when countersigned by you, shall confirm our agreement as follows:

1. The Purchaser Common Stock issued to the Shareholders as Initial Shares and the Purchaser Common Stock which may be issued to the Shareholders as Earn-out Payments (the “Earn-out Shares”) will not result in such Shareholders (individually or together with any other person or entity with whom each such Shareholder has identified, or will have identified, itself as part of a “group” in a public filing made with the Securities and Exchange Commission involving the Company’s securities) acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of Common Stock or voting power of the Purchaser outstanding before the Closing.

2. In connection with the transactions contemplated by the Stock Purchase Agreement, the Purchaser will not issue Purchaser Common Stock to the Shareholders in excess of 19.999% of the outstanding shares of Purchaser Common Stock or the voting power of the Purchaser outstanding before the Closing (the “Threshold”) without first obtaining stockholder approval for such issuance.

3. If on any Payment Date, the delivery to the Shareholders of Earn-out Shares would result in the Purchaser issuing Purchaser Common Stock to the Shareholders in excess of the Threshold, (the “Excess Shares”), in lieu of issuing the Excess Shares, the

Purchaser may pay the Shareholders an amount equal to the value of the Excess Shares on such Payment Date. The value of the Excess Shares on the Payment Date shall be equal to the number of Excess Shares to be delivered to the Shareholders multiplied by the closing sales price of the Purchaser Common Stock as reported by NASDAQ on the Payment Date.

4. Except as explicitly set forth herein, the Stock Purchase Agreement shall remain unmodified and in full force and effect.

5. This letter shall be governed by Delaware law, without regard to the conflicts of law principles thereof.

Very truly yours

NEXXUS LIGHTING, INC., a Delaware corporation

By:	/s/ Michael A. Bauer
Name:	Michael A. Bauer
Title:	President and Chief Executive Officer

Agreed to this 26th day of June, 2008.

SHAREHOLDERS:

/s/ Zdenko Grajcar
Zdenko Grajcar

/s/ Carey Burkett
Carey Burkett